Exhibit 107

Calculation of Filing Fee Tables

Form F-3

Infobird Co., Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares, par value US$0.00001 per share(2)	—		—	—	—	—	—
	Debt	Debt Securities	—		—	—	—	—	—
	Other	Warrants	—		—	—	—	—	—
	Other	Units	—		—	—	—	—	—
	Unallocated (Universal) Shelf	—	457	(o)	(1)	(2)	$300,000,000.00	0.0001381	$41,430.00
	Total Offering Amounts						$300,000,000.00	0.0001381	$41,430.00
	Total Fees Previously Paid								$—
	Total Fee Offsets								$30,228.00	(4)
	Net Fee Due								$11,202.00

(1)	The registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed $30,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder. Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure (2)(A)(iii)(b) of Form F-3 under the Securities Act.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	The Registrant’s Registration Statement on Form F-3 (Registration No. 333-268993) was initially filed on December 23, 2022 and was declared effective on February 17, 2023. There was sales of approximately $25,697,405 of the Registrant’s securities registered under such Registration Statement and the Registrant requested the removal of the unsold securities from registration on December 23, 2025.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims	Infobird Co., Ltd	F-3	333-268993	December 23, 2022		$30,228	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	$25,697,405	$33,060

(a)	The Registrant’s Registration Statement on Form F-3 (Registration No. 333-268993) was initially filed on December 23, 2022 and was declared effective on February 17, 2023. There was sales of approximately $25,697,405 of the Registrant’s securities registered under such Registration Statement and the Registrant requested the removal of the unsold securities from registration on December 23, 2025.